                                 EXHIBIT 11.2

                                CONSILIUM, INC.

                  COMPUTATION OF EARNINGS AND LOSS PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                                    Six Months Ended
                                                        April 30,
                                              ----------------------------
                                                1995                1994
                                              --------            --------
Primary and fully diluted
  earnings per share:

Weighted average number of                       7,490               7,311
  shares outstanding
Weighted average number of shares                  185                 ---
  assuming exercise of stock
  options outstanding (1)
                                              --------            --------
Weighted average number of shares
  outstanding, as adjusted                       7,675               7,311
                                              ========            ========

Net income (loss)                             $    264            $ (2,909)
                                              ========            ========

Net income (loss) per share                   $   0.03            $  (0.40)
                                              ========            ========

(1) Stock options have not been included in the calculation of loss per share as their effect would be anti-dilutive.